Exhibit 99.1

Hillenbrand Reports Fiscal Second Quarter 2023 Results
Highlights:
•Revenue from continuing operations of $691 million in the quarter increased 22% compared to prior year; organic revenue from continuing operations increased 9%
•GAAP EPS from continuing operations of $0.33 compared to $0.38 in the prior year; adjusted EPS from continuing operations of $0.74 increased 14% compared to prior year
•Record backlog of $1.97 billion increased 16%, or 3% organically compared to prior year
•Operating cash flow of $50 million increased $65 million compared to prior year
•Updated Outlook: Updating FY23 adjusted EPS from continuing operations to $3.30 - $3.50, previously $3.25 - $3.55; Fiscal Q3 adjusted EPS from continuing operations of $0.88 - $0.94

BATESVILLE, Ind., May 8, 2023 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results for the second quarter, which ended March 31, 2023.

“Overall, our performance for the second quarter was ahead of our expectations, with strong orders in our Advanced Process Solutions segment and sequential improvement in our Molding Technology Solutions segment. We exited the quarter with record backlog and continued to see strong demand for aftermarket parts and service, though demand for our high margin hot runner equipment remained soft, in line with our expectations,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand.

“Looking ahead, while we continue to experience some customer decision delays, we’re encouraged by the demand pipeline. We are focused on deploying the Hillenbrand Operating Model to further integrate our recent acquisitions, drive productivity, and manage costs in this dynamic operating environment. We remain confident in our ability to execute our profitable growth strategy to create long-term shareholder value through our industry leading brands and highly-engineered processing equipment and solutions.”

Second Quarter 2023 Results of Continuing Operations
(Batesville financial results reported as discontinued operations for all periods presented)

Revenue from continuing operations of $691 million increased 22% compared to the prior year, primarily due to acquisitions. On an organic basis (which excludes the impacts of acquisitions and foreign currency exchange), revenue increased 9% year over year, primarily due to higher aftermarket parts and service revenue and favorable pricing.

Net income from continuing operations of $24.1 million, or $0.33 per share, decreased $0.05 compared to the prior year primarily due to inflation, discrete tax items, an increase in business acquisition costs, unfavorable foreign currency translation, and inventory step-up charges, partially offset by pricing and productivity improvements, higher APS volume, the impact of acquisitions, and fewer shares outstanding. Adjusted net income from continuing operations of $52 million resulted in adjusted EPS of $0.74, an increase of $0.09, or 14%, primarily due to pricing and productivity improvements, higher APS volume, the impact of acquisitions, and fewer shares outstanding, partially offset by inflation, unfavorable foreign currency translation, and higher interest expense. The adjusted effective tax rate for the quarter was 33.5%, an increase of 50 basis points compared to the prior year.

Adjusted EBITDA of $109 million increased 8% year over year, or 3% on an organic basis. Favorable pricing and productivity improvements were partially offset by cost inflation and an increase in strategic investments. Adjusted EBITDA margin of 15.7% decreased 200 basis points, primarily due to unfavorable product mix and the dilutive effect of the acquisitions. As previously highlighted, the recently acquired businesses have lower relative margins but are expected to be brought in line with the historical Advanced Process Solutions segment margins over the next few years through the deployment of the Hillenbrand Operating Model.

Advanced Process Solutions (APS)
Revenue of $431 million increased 37% compared to the prior year, primarily due to acquisitions. On an organic basis, revenue increased 11% year over year, primarily due to higher aftermarket parts and service revenue and favorable pricing.

Adjusted EBITDA of $73 million increased 12% year over year, or 2% organically, as favorable pricing, higher volume, and productivity improvements were largely offset by cost inflation and an increase in strategic investments. Adjusted EBITDA margin of 17.0% decreased 370 basis points primarily due to the dilutive effect of the acquisitions and an increase in strategic investments.

Backlog of $1.67 billion increased 30% compared to the prior year. On an organic basis, backlog increased 13%, primarily driven by increased orders for large plastics systems and aftermarket parts and service. Sequentially, backlog increased 3%.

Molding Technology Solutions (MTS)
Revenue of $260 million increased 4% year over year. On an organic basis, which excludes the impact of foreign currency exchange, revenue increased 7% as an increase in injection molding equipment sales, favorable pricing, and higher aftermarket parts and service revenue were partially offset by a decrease in hot runner equipment sales.

Adjusted EBITDA of $48 million decreased 6%, or 2% on an organic basis. Adjusted EBITDA margin of 18.2% decreased 190 basis points primarily due to an increased mix of injection molding equipment, which has lower relative margins compared to hot runner equipment.

Backlog of $298 million decreased 29% compared to the prior year primarily due to a decrease in orders for injection molding equipment. Sequentially, backlog decreased 11% as the execution of existing backlog was partially offset by a sequential increase in orders.

Balance Sheet, Cash Flow and Capital Allocation
The Company generated operating cash flow from continuing operations of $50 million, an increase of $65 million compared to prior year, primarily due to favorable timing of working capital. Capital expenditures were approximately $17 million in the quarter. During the quarter, the Company paid approximately $15 million in quarterly dividends.

As of March 31, 2023, net debt was $999 million, and the net debt to pro forma adjusted EBITDA ratio was 2.2x. Liquidity was approximately $1,108 million, including $315 million in cash on hand and the remainder available under the Company’s revolving credit facility.

As previously announced, the Company closed the sale of Batesville to LongRange Capital for $761.5 million on February 1, 2023. At closing, the Company received pre-tax cash proceeds of $698 million and an $11.5 million subordinated note. The pre-tax cash proceeds were used in part to repay the Company’s $100 million Series A notes, and the remainder of the proceeds were used to repay outstanding borrowings on the Company’s revolving credit facility. The Company expects to make a tax payment related to the Batesville sale of approximately $146 million in June 2023. Following the tax payment, pro forma net debt to pro forma adjusted EBITDA ratio is expected to be 2.5x as of March 31, 2023.

Updated Fiscal 2023 Outlook - Continuing Operations
Hillenbrand is providing updated annual guidance for fiscal year 2023 and quarterly adjusted EPS guidance for fiscal Q3 on a continuing operations basis. The Company is maintaining the midpoint of its adjusted EPS guidance, while slightly raising its revenue estimate at the midpoint.

Revenue Outlook ($M)	Updated Range	YOY %	Previous Range
Advanced Process Solutions	$1,800 - $1,830	42% - 44%	$1,790 - $1,840
Molding Technology Solutions	$1,010 - $1,030	(3)% - (1)%	$980 - $1,020
Hillenbrand	$2,810 - $2,860	22% - 24%	$2,770 - $2,860

Adj. EBITDA Outlook	Updated Range	YOY bps / %	Previous Range
Advanced Process Solutions	18.5% - 19.0%	(120) - (70)	19.0% - 20.0%
Molding Technology Solutions	19.0% - 20.0%	(170) - (70)	19.0% - 20.0%
Hillenbrand	$468 - $499	16% - 24%	$464 - $506

Adj. EPS Outlook	Updated Range	YOY %	Previous Range
Full Year	$3.30 - $3.50	21% - 29%	$3.25 - $3.55
Fiscal Q3	$0.88 - $0.94	28% - 36%

Note: Year-over-Year (“YOY”) growth figures presented in the guidance table above are on a continuing operations basis, which exclude the discontinued operations of Batesville.

Conference Call Information
Date/Time: Tuesday, May 9, 2023, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13737168
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Tuesday, June 6, 2023)

Replay - Conference Call
Date/Time: Available until midnight ET, Tuesday, May 23, 2023
Replay ID number: 13737168
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•inventory step-up charges;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to acquisitions and divestitures, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions, and the impact that the Molding Technology Solutions reportable operating segment’s loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Organic revenue and organic adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to TerraSource, which was divested on October 22, 2021, as well as recent acquisitions, including Linxis, Herbold Meckesheim, Peerless Food Equipment, and Gabler Engineering, and adjusting for the effects of foreign currency exchange. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Hillenbrand uses organic and pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2023 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net revenue	$690.9	$565.7	$1,346.6	$1,131.6
Cost of goods sold	461.6	377.0	906.4	761.1
Gross profit	229.3	188.7	440.2	370.5
Operating expenses	144.6	113.5	286.9	225.5
Amortization expense	19.8	13.7	38.9	27.4
Loss on divestiture	—	—	—	3.1
Interest expense	21.1	17.3	44.4	35.2
Other income, net	(4.4)	(6.4)	(7.3)	(6.8)
Income from continuing operations before income taxes	48.2	50.6	77.3	86.1
Income tax expense	24.1	21.2	26.4	34.5
Income from continuing operations	24.1	29.4	50.9	51.6
(Loss) income from discontinued operations (net of income tax (benefit) expense)	(1.5)	26.4	19.5	54.3
Gain on divestiture of discontinued operations (net of income tax expense)	440.9	—	440.9	—
Total income from discontinued operations	439.4	26.4	460.4	54.3
Consolidated net income	463.5	55.8	511.3	105.9
Less: Net income attributable to noncontrolling interests	0.8	1.5	3.1	2.6
Net income attributable to Hillenbrand	$462.7	$54.3	$508.2	$103.3

Earnings per share
Basic earnings per share
Income from continuing operations attributable to Hillenbrand	$0.33	$0.38	$0.69	$0.67
Income from discontinued operations	6.31	0.36	6.62	0.75
Net income attributable to Hillenbrand	$6.64	$0.74	$7.31	$1.42
Diluted earnings per share
Income from continuing operations attributable to Hillenbrand	$0.33	$0.38	$0.68	$0.66
Income from discontinued operations	6.27	0.36	6.59	0.74
Net income attributable to Hillenbrand	$6.60	$0.74	$7.27	$1.40
Weighted average shares outstanding (basic)	69.7	73.1	69.6	72.9
Weighted average shares outstanding (diluted)	70.1	73.7	69.9	73.5

Cash dividends per share	$0.22	$0.2175	$0.44	$0.4350

Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended March 31,
	2023	2022
Cash flows provided by (used in):
Operating activities from continuing operations	$44.7	$5.5
Investing activities from continuing operations	38.5	(18.1)
Financing activities from continuing operations	5.4	(70.5)
Total cash (used in) provided by discontinued operations	(3.4)	80.4
Effect of exchange rates on cash and cash equivalents	(6.9)	(2.2)
Net cash flows	78.3	(4.9)

Cash, cash equivalents, restricted cash, and cash and cash equivalents held for sale:
At beginning of period	237.6	450.9
At end of period	$315.9	$446.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Income from continuing operations	$24.1	$29.4	$50.9	$51.6
Less: Net income attributable to noncontrolling interests	0.8	1.5	3.1	2.6
Income from continuing operations attributable to Hillenbrand	23.3	27.9	47.8	49.0
Business acquisition, disposition, and integration costs (1)	7.2	3.9	17.9	11.5
Restructuring and restructuring-related charges (2)	0.5	2.6	1.5	3.3
Inventory step-up charges (3)	3.1	—	11.1	—
Intangible asset amortization (4)	19.8	13.7	38.9	27.4
Loss on divestiture (5)	—	—	—	3.1
Other (6)	—	3.1	—	3.1
Tax adjustments (7)	5.1	2.6	1.6	2.4
Tax effect of adjustments (8)	(7.4)	(5.8)	(18.6)	(10.6)
Adjusted net income from continuing operations attributable to Hillenbrand	$51.6	$48.0	$100.2	$89.2

Diluted EPS from continuing operations	$0.33	$0.38	$0.68	$0.66
Business acquisition, disposition, and integration costs (1)	0.10	0.06	0.26	0.16
Restructuring and restructuring-related charges (2)	0.01	0.03	0.02	0.04
Inventory step-up charges (3)	0.05	—	0.16	—
Intangible asset amortization (4)	0.28	0.18	0.56	0.37
Loss on divestiture (5)	—	—	—	0.04
Other (6)	—	0.04	—	0.04
Tax adjustments (7)	0.07	0.04	0.02	0.04
Tax effect of adjustments (8)	(0.10)	(0.08)	(0.27)	(0.14)
Adjusted Diluted EPS from continuing operations	$0.74	$0.65	$1.43	$1.21

(1)Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2023, primarily included professional fees related to acquisitions and costs associated with the integration of recent acquisitions. Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2022, primarily included professional fees and employee-related costs attributable to the integration of Milacron and the divestiture of TerraSource.
(2)Restructuring and restructuring-related charges primarily included severance costs during the three and six months ended March 31, 2023 and 2022.
(3)The amount during the three and six months ended March 31, 2023, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Herbold, Linxis, and Peerless.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The amount during the six months ended March 31, 2022 represents the loss on the divestiture of TerraSource.
(6)Includes other individually immaterial one-time costs, including reserves against certain receivables during the three and six months ended March 31, 2022.
(7)For three and six months ended March 31, 2023 and 2022, this primarily represents the net impact from certain non-recurring tax items, including items related to acquisitions and divestitures.
(8)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Adjusted EBITDA:
Advanced Process Solutions	$73.2	$65.4	$144.5	$120.0
Molding Technology Solutions	47.5	50.4	90.6	102.2
Corporate	(12.1)	(15.5)	(25.2)	(32.4)
Add:
Total income from discontinued operations	439.4	26.4	460.4	54.3
Less:
Interest income	(2.5)	(1.8)	(4.3)	(2.7)
Interest expense	21.1	17.3	44.4	35.2
Income tax expense	24.1	21.2	26.4	34.5
Depreciation and amortization	31.0	24.6	62.0	50.2
Business acquisition, disposition, and integration costs	7.2	3.9	17.9	11.5
Inventory step-up charges	3.1	—	11.1	—
Restructuring and restructuring-related charges	0.5	2.6	1.5	3.3
Loss on divestiture	—	—	—	3.1
Other	—	3.1	—	3.1
Consolidated net income	$463.5	$55.8	$511.3	$105.9

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Consolidated net income	$463.5	$55.8	$511.3	$105.9
Interest income	(2.5)	(1.8)	(4.3)	(2.7)
Interest expense	21.1	17.3	44.4	35.2
Income tax expense	24.1	21.2	26.4	34.5
Depreciation and amortization	31.0	24.6	62.0	50.2
EBITDA	537.2	117.1	639.8	223.1
Total income from discontinued operations	(439.4)	(26.4)	(460.4)	(54.3)
Business acquisition, disposition, and integration costs	7.2	3.9	17.9	11.5
Inventory step-up charges	3.1	—	11.1	—
Restructuring and restructuring-related charges	0.5	2.6	1.5	3.3
Loss on divestiture	—	—	—	3.1
Other	—	3.1	—	3.1
Adjusted EBITDA	108.6	100.3	209.9	189.8
Less: Acquisitions adjusted EBITDA(1)	(9.0)	—	(24.8)	—
Foreign currency impact	3.9	—	11.0	—
Organic adjusted EBITDA	$103.5	$100.3	$196.1	$189.8

Advanced Process Solutions adjusted EBITDA	$73.2	$65.4	$144.5	$120.0
Less: Acquisitions adjusted EBITDA(1)	(9.0)	—	(24.8)	—
Foreign currency impact	2.3	—	6.6	—
Advanced Process Solutions organic adjusted EBITDA	$66.5	$65.4	$126.3	$120.0

Molding Technology Solutions adjusted EBITDA	$47.5	$50.4	$90.6	$102.2
Foreign currency impact	1.9	—	4.7	—
Molding Technology Solutions organic adjusted EBITDA	$49.4	$50.4	$95.3	$102.2

(1)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Advanced Process Solutions net revenue	$430.5	$314.6	$843.3	$631.7
Less: TerraSource Global net revenue(1)	—	—	—	(2.4)
Less: Acquisitions(2)	(91.8)	—	(197.6)	—
Foreign currency impact	10.8	—	34.4	—
Advanced Process Solutions organic net revenue	349.5	314.6	680.1	629.3
Molding Technology Solutions net revenue	260.4	251.1	503.3	499.9
Foreign currency impact	7.1	—	18.3	—
Molding Technology Solutions organic net revenue	267.5	251.1	521.6	499.9
Consolidated organic net revenue	$617.0	$565.7	$1,201.7	$1,129.2

(1)The TerraSource business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.
(2)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

	March 31,	March 31,
	2023	2022
Advanced Process Solutions backlog	$1,673.4	$1,283.0
Less: Acquisitions(1)	(262.8)	—
Foreign currency impact	33.9	—
Advanced Process Solutions organic backlog	1,444.5	1,283.0
Molding Technology Solutions backlog	298.2	417.5
Foreign currency impact	5.3	—
Molding Technology Solutions organic backlog	303.5	417.5
Consolidated organic backlog	$1,748.0	$1,700.5

(1)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

March 31
2023
Current portion of long-term debt	$10.0
Long-term debt	1,303.9
Total debt	1,313.9
Less: Cash and cash equivalents	(315.1)
Net debt	$998.8

Pro forma adjusted EBITDA for the trailing twelve months ended	$451.8
Ratio of net debt to pro forma adjusted EBITDA	2.2

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position
become	pursue	estimate	will	forecast	continue	could	anticipate	remain
target	encourage	promise	improve	progress	potential	should	impact

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the financial markets; the impact of contagious diseases, such as the outbreak of the novel strain of coronavirus (“COVID-19”) and the escalation thereof due to variant strains of the virus and the societal, governmental, and individual responses thereto, including supply chain disruptions, loss of contracts and/or customers, erosion of some customers’ credit quality, downgrades of the Company’s credit quality, closure or temporary interruption of the Company’s or its suppliers’ manufacturing facilities, travel, shipping and logistical disruptions, domestic and international general economic conditions, such as inflation, exchange rates and interest rates, loss of human capital or personnel, and general economic calamities; risks related to the Russian Federation’s invasion of Ukraine and resulting geopolitical instability and uncertainty, which could have a negative impact on our ability to sell to, ship products to, collect payments from, and support customers in certain regions, in addition to the potential effect of supply chain disruptions that could adversely affect profitability; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; negative effects of the Linxis Group SAS (“Linxis”) acquisition or other acquisitions on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers and others with whom it does business); the possibility that the anticipated benefits from the Linxis acquisition and other acquisitions cannot be realized by the Company in full or at all or may take longer to realize than expected; risks that the integrations of Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise affect financial or operating results; increasing competition for highly skilled and talented workers as well as labor shortages; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; competition in the industries in which we operate, including on price; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; the dependence of our business units on relationships with several large customers and providers; the impact to the Company’s effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political and regulatory environment or global trade policy; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2022, filed with the Securities and Exchange Commission ("SEC") on

November 16, 2022, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 8, 2023. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Marcia Kent, Manager, External Corporate Communications
Phone: 812-560-1617
Email: marcia.kent@hillenbrand.com